Exhibit 10.2

CARMIKE CINEMAS, INC.

2004 INCENTIVE STOCK PLAN

EMPLOYEE

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

Carmike Cinemas, Inc. (“Carmike”), a Delaware corporation, in accordance with the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, hereby grants an Option to [NAME], or “Eligible Employee”, to purchase from Carmike [# OF SHARES] shares of Stock at an Option Price per share equal to $xxxx, which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan. This grant has been made on [GRANT DATE], which shall be referred to as the “Grant Date”. This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall be referred to as a “Non-ISO”.

CARMIKE CINEMAS, INC.

By:
Date:

TERMS AND CONDITIONS

§ 1. Plan. This Non-ISO grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter either are defined in this Option Certificate or in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Eligible Employee upon written request to the Chief Financial Officer of Carmike. Carmike does not intend that the special tax treatment for an ISO be available to Eligible Employee upon the exercise of this Option.

§ 2. Section 16(a). If Eligible Employee, at the time he or she proposes to exercise any rights under this Non-ISO, is an officer or director of Carmike, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the Exchange Act, then Eligible Employee should consult Carmike before he or she exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.

§ 3. Vesting and Exercise.

(a)	Vesting. Subject to § 3(b), Eligible Employee shall automatically vest in this Option with respect to

(1)	shares of the Stock underlying this Option if Eligible Employee remains continuously employed by Carmike until – ;

(2)	shares of the Stock underlying this Option if Eligible Employee remains continuously employed by Carmike until ; and

(3)	shares of the Stock underlying this Option if Eligible Employee remains continuously employed by Carmike until .

(b)	Exercise.

(1)	Cause. If Eligible Employee’s employment with Carmike is terminated for “Cause” (as defined in § 3(c)), Eligible Employee shall forfeit his or her right under § 3(a) to exercise all or any part of this Non-ISO at the time of his or her termination of employment.

(2)

Death or Disability. If Eligible Employee’s employment with Carmike terminates by reason of his or her death or Disability (as defined in § 3(c)), the right of Eligible Employee or his or her estate (whichever is applicable) to exercise this Non-ISO shall expire on the earlier of (A) the first anniversary of the date his or her employment with Carmike terminates, or (B) the 10th anniversary of the Grant Date.

(3)

Other Reason. If Eligible Employee’s employment with Carmike terminates for any reason (other than a reason described in § 3(b)(1) or § 3(b)(2)), his or her right, if any, under § 3(a) to exercise this Non-ISO shall expire on the earlier of (A) the date which is 90 days after his or her termination of employment with Carmike, or (B) the 10th anniversary of the Grant Date.

(c)	Definitions.

(1)	Affiliate. The term “Affiliate” for purposes of this Option Certificate shall mean any Subsidiary and any other organization designated as such by the Committee.

(2)	Cause. The term “Cause” for purposes of this Option Certificate shall mean:

(a)	Eligible Employee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement, or Eligible Employee otherwise engages in a fraudulent act or course of conduct;

(b)	There is any act or omission by Eligible Employee involving malfeasance or negligence in the performance of Eligible Employee’s duties and responsibilities for Carmike or an Affiliate, or the exercise of Eligible Employee’s powers as an employee of Carmike, where such act or omission is reasonably likely to materially and adversely affect Carmike’s or an Affiliate’s business;

(c)	Eligible Employee violates any provision of any code of conduct adopted by Carmike or an Affiliate which applies to Eligible Employee and any other employee of Carmike if the consequence to such violation for any employee of Carmike ordinarily would be the termination of his or her employment.

(3)	Disability. Eligible Employee will cease to be an employee of Carmike by reason of a “Disability” if (i) Carmike determines that he or she no longer is able to perform the essential functions of his or her job at Carmike as a result of a physical or mental illness with or without a reasonable accommodation by Carmike with respect to such illness or (ii) Eligible Employee becomes entitled to long-term disability benefits under any plan of Carmike providing such benefits.

§ 4. Life of Non-ISO. This Non-ISO shall expire and shall not be exercisable for any reason on or after the 10th anniversary of the Grant Date.

§ 5. Method of Exercise of Non-ISO. Eligible Employee may exercise this Non-ISO in whole or in part (to the extent this Non-ISO is otherwise exercisable under § 3) on any normal business day of Carmike by (1) delivering this Option Certificate to Carmike, together with written notice of the exercise of such Non-ISO and (2) simultaneously paying to Carmike the Option Price. The payment of such Option Price shall be made (1) in cash or by check acceptable to Carmike, (2) by delivery to Carmike of certificates (properly endorsed) for shares of Stock registered in Eligible Employee’s name which he or she has held for at least six months or an attestation by Eligible Employee sufficient to the

Committee that he or she then owns such shares, (3) in any combination of such cash, check, and Stock which results in payment in full of the Option Price or (4) by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to Carmike a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. Stock, which is so tendered as payment (in whole or in part) of the Option Price shall be valued at its Fair Market Value on the date the Non-ISO is exercised.

§ 6. Delivery. Carmike shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of this Non-ISO as soon as practicable after such exercise, and such delivery shall discharge Carmike of all of its duties and responsibilities with respect to this Non-ISO.

§ 7. Nontransferable. No rights granted under this Non-ISO shall be transferable by Eligible Employee other than by will or by the laws of descent and distribution, and the rights granted under this Non-ISO shall be exercisable during Eligible Employee’s lifetime only by Eligible Employee. The person or persons, if any, to whom this Non-ISO is transferred by will or by the laws of descent and distribution shall be treated after Eligible Employee’s death the same as Eligible Employee under this Option Certificate.

§ 8. No Right to Continue Employment or Service. Neither the Plan, this Non-ISO, nor any related material shall give Eligible Employee the right to continue employment or other service with Carmike or any Affiliate or shall adversely affect the right of Carmike to terminate Eligible Employee’s employment with or without Cause at any time.

§ 9. Stockholder Status. Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock under this Non-ISO until such shares have been duly issued and delivered to Eligible Employee, and no adjustment shall be made for dividends of any rights or any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock, except as set forth in the Plan.

§ 10. Other Laws. Carmike shall have the right to refuse to issue or transfer any shares of Stock under this Non-ISO if Carmike, acting in its absolute discretion, determines that the issuance or transfer of such shares of Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Non-ISO shall be promptly refunded to Eligible Employee and Carmike at that point shall have the right to cancel this Non-ISO or to take such other action with respect to this Non-ISO as Carmike deems appropriate under the circumstances.

§ 11. Governing Law. The Plan and this Non-ISO shall be governed by the laws of the State of Delaware.

§ 12. Binding Effect. This Non-ISO shall be binding upon Carmike and Eligible Employee and their respective heirs, executors, administrators and successors.

§ 13. References. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.